Exhibit 99.1

Ophthotech Reports Third Quarter 2015 Financial and Operating Results

-    Conference Call and Webcast Today, November 5, 2015, at 8:00 a.m. ET    -

New York, NY, November 5, 2015 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the third quarter ended September 30, 2015 and provided an update on the Company’s business and product development programs.

“We have achieved many significant milestones that have us on track to reach our goal to provide initial, topline data from both Phase 3 trials of Fovista® in combination with Lucentis in the fourth quarter of 2016,” said David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech.

Ophthotech Highlights

•                  In October 2015, Ophthotech announced the completion of patient recruitment in its second Phase 3 trial of Fovista® (pegpleranib) in combination with Lucentis® (ranibizumab) for the treatment of wet age-related macular degeneration (AMD). The Company expects to announce initial, topline data from both Phase 3 trials of Fovista® in combination with Lucentis® in the fourth quarter of 2016. A third Phase 3 trial, which is investigating Fovista® in combination with either Eylea® (aflibercept) or Avastin® (bevacizumab), continues to enroll patients and is on track.

•                  Recruitment has been completed in two of the Fovista® Expansion Studies. These trials are investigating the optimal regimen for Fovista® administration in combination with multiple anti-VEGF agents to potentially reduce sub-retinal fibrosis and treatment burden in wet AMD patients.  Both trials are ongoing and progressing well.

“This is an exciting time for Ophthotech as we approach the end of 2015,” stated Samir Patel, M.D., President and Vice-Chairman of the Board of Ophthotech.  “We continue to make excellent progress on our Fovista® expansion studies and, in particular, in our anti-fibrosis program with respect to which we look forward to reporting interim data by the end of the year.  Additionally, our plans to initiate a Phase 2/3 dry AMD program with Zimura® by the end of the year continue to be on track.”

Third Quarter Financial Highlights

•                Cash Position: As of September 30, 2015, the Company had $426.0 million in cash, cash equivalents, and marketable securities.

•                Revenues: Collaboration revenue was $3.4 million for the quarter ended September 30, 2015, compared to $39.6 million for the prior year period. For the nine months ended September 30, 2015, collaboration revenue was $46.7 million compared to $39.6 million for the same period in 2014. Collaboration revenue recognized in 2015 and 2014 consists of license fee revenue primarily attributable to the $50.0 million enrollment-based milestones the Company achieved in March 2015 and September 2014 under the

Company’s Licensing and Commercialization Agreement with Novartis Pharma AG, as well as revenue associated with research and development activities the Company performs under the same agreement.

•                R&D Expenses: Research and development expenses were $40.5 million for the quarter ended September 30, 2015 compared to $17.1 million for the same period in 2014.  For the nine months ended September 30, 2015 research and development expenses were $97.1 million compared to $66.2 million for the same period in 2014. The nine months ended September 30, 2014 included a $19.8 million milestone payment the Company paid in connection with entering into the agreement with Novartis. Excluding this milestone payment, research and development expense increased in both the quarter and nine months ended September 30, 2015 primarily due to the Company’s Fovista® Phase 3 clinical program and increased personnel costs associated with additional management and research and development staffing, including share-based compensation expense.

•                G&A Expenses:  General and administrative expenses were $10.4 million for the quarter ended September 30, 2015 compared to $8.8 million for the same period in 2014. For the nine months ended September 30, 2015, general and administrative expenses were $32.0 million compared to $22.7 million for the same period in 2014. The increase in general and administrative expenses in the quarter and nine months ended September 30, 2015 relates primarily to an increase in costs to support the Company’s expanded operations and public company infrastructure, including additional management, corporate staffing, professional services and consulting fees, and increased share-based compensation.

•                Net Loss: The Company reported a net loss for the quarter ended September 30, 2015 of $39.6 million, or ($1.14) per diluted share.  During September 2014, the Company achieved a $50.0 million enrollment-based milestone under Ophthotech’s agreement with Novartis which resulted in the Company recording net income of $8.6 million, or $0.25 per diluted share for the quarter ended September 30, 2014.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio webcast to discuss this announcement. The call is scheduled for November 5, 2015 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-539-3678 (USA) or 719-457-2661 (International), passcode 270112. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is (888) 203-1112 (USA Toll Free), passcode 270112. The audio webcast can be accessed at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy, a form of dry AMD. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private

Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the timing and progress of the Fovista® Phase 3 clinical program and Fovista® expansion studies, including the timing of completion of enrollment for these trials, the timing of obtaining initial, topline data or interim data from these trials, the timing of seeking marketing approval for Fovista®, the potential of Fovista® as a wet AMD combination therapy, and the initiation of additional trials for Fovista® and Zimura®. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update   these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Jennifer Devine

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555

jennifer.devine@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Statement of Operations Data:
Collaboration revenue	$3,448	$39,575	$46,723	$39,575
Operating expenses:
Research and development	40,479	17,105	97,095	66,189
General and administrative	10,412	8,812	31,955	22,731
Total operating expenses	50,891	25,917	129,050	88,920
Income (loss) from operations	(47,443)	13,658	(82,327)	(49,345)
Interest income and other	339	73	630	189
Income (loss) before income tax provision	(47,104)	13,731	(81,697)	(49,156)
Income tax (benefit) provision	(7,531)	5,179	(11,629)	35,964
Net income (loss)	$(39,573)	$8,552	$(70,068)	$(85,120)
Net income (loss) per common share:
Basic	$(1.14)	$0.26	$(2.03)	$(2.57)
Diluted	$(1.14)	$0.25	$(2.03)	$(2.57)
Weighted average common shares outstanding:
Basic	34,782	33,531	34,432	33,074
Diluted	34,782	34,859	34,432	33,074

	September 30, 2015	December 31, 2014
	(in thousands)
Balance sheet data:
Cash, cash equivalents, and marketable securities	$425,986	$463,560
Total assets	$450,751	$479,786
Royalty purchase liability	$125,000	$125,000
Deferred revenue	$214,710	$209,624
Total liabilities	$367,640	$351,249
Additional paid-in capital	$452,887	$428,390
Accumulated deficit	$(369,890)	$(299,822)
Total stockholders’ equity	$83,111	$128,537